Exhibit 99.1

For Immediate Release

Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

RYAM Elects Eric M. Bowen to the Board of Directors

JACKSONVILLE, Fla. – September 9, 2024 -- Rayonier Advanced Materials Inc. (NYSE: RYAM) (the “Company”) announced today that Eric M. Bowen has been elected to its Board of Directors, effective September 9, 2024.

“We are pleased to welcome Eric to our Board of Directors and look forward to the benefit of his insight, experience and expertise,” stated Lisa M. Palumbo, Non-Executive Chair of the Company's Board of Directors. “His more than 20 years of experience in the biofuels industry, along with his knowledge of energy transition and the renewable products market will bring significant value to our Board and stockholders.”

Mr. Bowen currently serves on the Advisory Board of Terviva, Inc., a private California company developing a novel tree crop for biofuel, feed and food markets.  He held a number of roles at Renewable Energy Group, Inc. (NASDAQ: REGI) from 2010 through its sale in June 2022.  He most recently served as General Counsel, Corporate Secretary, and Vice President of Strategy, from April 2020 through June 2022, where he was instrumental in growing the company’s renewable diesel business and completing the sale of REGI to Chevron Corporation.  Prior to that, in his capacity as Vice President, Corporate Business Development & Legal Affairs from January 2013 to April 2020, Mr. Bowen positioned the company into emerging decarbonization markets, including renewable diesel. He also served as head of the REGI Life Sciences business unit from January 2014 until its sale in May 2019.  Prior to his tenure with REGI, Mr. Bowen served as Founder, President and CEO of Tellurian Biodiesel, Inc., a leading California waste-based, low-carbon fuel company that was acquired by REGI in 2010.

Mr. Bowen has served as a member of various boards of directors during his career, including most recently with Forge Hydrocarbons from November 2013 to October 2022, and with  Hydrogen Works from December 2021 through July 2024.

He holds a J.D. from the University of California, Berkeley and a B.A. from the University of Oregon Honors College.

About RYAM

RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals, and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada, and France, RYAM generated an estimated $1.6 billion of revenue in 2023. More information is available at www.RYAM.com